Exhibit 99.1

FitLife Brands Announces Approval to List its

Common Stock on the Nasdaq Capital Market

OMAHA, NE – September 14, 2023 – FitLife Brands, Inc. (“FitLife” or the “Company”) (OTC Pink: FTLF/Nasdaq: FTLF), a provider of innovative and proprietary nutritional supplements and wellness products, today announced that the Company has received approval to list its common stock on the Nasdaq Capital Market (“Nasdaq”).

Trading on Nasdaq is expected to commence on Monday, September 18, 2023. The Company’s shares will continue to trade on OTC Pink until trading commences on Nasdaq. Shareholders are not required to take any action as a result of the listing, and the Company’s ticker symbol and CUSIP will remain unchanged.

Dayton Judd, the Company’s Chairman and CEO, commented, “We are excited for the opportunity to list our shares on Nasdaq. We hope that this action will enhance the visibility of the Company in the capital markets and improve the trading volume of our stock.”

About FitLife Brands

FitLife Brands is a developer and marketer of innovative and proprietary nutritional supplements and wellness products for health-conscious consumers. FitLife markets over 240 different products primarily online, but also through domestic and international GNC franchise locations as well as through more than 17,000 additional domestic retail locations. FitLife is headquartered in Omaha, Nebraska. For more information, please visit our website at www.fitlifebrands.com.

Forward-Looking Statements

Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this news release. Such factors may include, but are not limited to, the ability of the Company to continue to grow revenue, and the Company's ability to continue to achieve positive cash flow given the Company's existing and anticipated operating and other costs. Many of these risks and uncertainties are beyond the Company's control. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission including its reports on Form 10-K and 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.